EXHIBIT 10.24

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

Whereas, the parties hereto desire to amend that certain Executive Employment Agreement (the "Agreement") effective July 31, 1997, by and between Alexandria Real Estate Equities, Inc. (" Alexandria") and James H. Richardson; and

Whereas, pursuant to Section 6.4 of the Agreement, the Agreement may be modified and amended with the written agreement of Alexandria and James H. Richardson.

Now, therefore, effective as of January 1, 2000, the Agreement is hereby amended as follows:

Section 2 of the Agreement, "Term of Employment," is hereby deleted in its entirety and replaced with the following:

"The term (the "Term") of this Agreement shall be for a period commencing on the Effective Date and ending on December 31, 2003 (the "Termination Date"), unless terminated earlier pursuant to this Agreement (the "Early Termination Date"). Commencing on December 31, 2003, and on each subsequent anniversary thereof, the Term shall be automatically extended for one (1) additional year unless, no later than ninety (90) days before such date, either party shall have given written notice to the other that it does not wish to extend the Term of this Agreement. References herein to the Term shall refer to both the initial Term and any such extended Term."

Except as otherwise provided herein, the Agreement is ratified and affirmed.

In Witness Whereof, this Amendment is executed this 4th day of September, 2000.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

By: /s/ Joel S. Marcus __

Joel S. Marcus, Chief Executive Officer

JAMES H. RICHARDSON

/s/ James H. Richardson __